EXHIBIT 10.70

ELANDIA INTERNATIONAL INC.

2008 EXECUTIVE INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

(a) Purpose. The name of the plan is the Elandia International Inc. 2008 Executive Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, directors and other key persons (including consultants) of Elandia International Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as defined below), upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

(b) Definitions. The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, and Stock Awards (which Stock Awards could be restricted, unrestricted, deferred and/or performance based).

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of one or more of the following events:

(1)	a sale of all or substantially all of the assets of the Company;

(2)	the date there shall have been a change in a majority of the Board of Directors of the Company during a consecutive twelve-month period, after the Board has been reconstituted in accordance with Section 1 of this Agreement, unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve-month period;

(3)	the date that any person or entity, entities or group of persons (other than Stanford International Bank, Ltd. (“Stanford”), its affiliates or the Executive) both (A) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, and (B) has voting control of the Company;

(4)	the stockholders of the Company approve a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by renaming outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(5)	a change in ownership of the Company through a transaction or series of transactions, such that any person or entity is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of securities of the combined voting power of the Company’s then outstanding securities; provided that, for such purposes, (x) any acquisition by the Company, in exchange for the Company’s securities, shall be disregarded and (y) any acquisition of securities of the Company by Stanford or its affiliate, in one transaction or in a series of transactions and regardless of the amount of securities acquired, shall not constitute a change in ownership or Change of Control; or

(6)	the Board (or the stockholders if stockholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company.

provided, however, that a Change of Control shall expressly not include (A) any consolidation or merger effected exclusively to change the domicile of the Company, (B) any transaction or series of transactions principally for bona fide equity financing purposes, or (C) unless one of the foregoing events in (i) through (vi) is triggered, the reduction of Stanford’s interest in the voting stock of the Company (including convertible securities) falling below 50 percent.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board or any successor committee established by the Board.

“Common Stock” or “Stock” means the common stock, par value $0.00001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means an Award of shares of Stock to a grantee, payable at the end of a specified deferral period and subject to restrictions and conditions as the Administrator may determine at the time of grant.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 17.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Expiration Date” means the day on which a Stock Option or Award is no longer valid and, therefore, ceases to exist.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted for quotation on the National Market System or a national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations. Notwithstanding the foregoing, the Administrator’s determination of Fair Market Value will be made in accordance with the requirements of Section 409A.

“Family Member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent (50%) of the voting interests.

“Incentive Stock Options” means any Stock Option that meets the requirements of Section 422 of the Code.

“Misconduct” refers to the termination of an optionee’s or grantee’s employment with the Company due to termination of employment for “Cause” within the meaning of any written employment agreement between optionee or grantee and the Company, or, to the extent optionee or grantee does not have a written employment agreement with the Company, then (i) one or more demonstrable and material acts of dishonesty, disloyalty, insubordination, or willful misconduct; or (ii) the continued failure, in the judgment of the Chief Executive Officer of the Company or the Board, by the optionee or grantee to substantially perform his or her duties (other than such failure resulting from death or disability). The Committee, in its reasonable and good faith judgment, shall determine whether the optionee’s or grantee’s employment is terminated by reason of “Misconduct.”

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right and to the payment of a Restricted Stock Award or Deferred Stock Award.

“Restricted Stock Award” means an Award of shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder, in each case to the extent not superseded by subsequently advanced regulations or other guidance.

“Stock” or “Common Stock” means the common stock, par value $0.00001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Awards” means collectively, a Restricted Stock Award, Unrestricted Stock Award, and/or Deferred Stock Award, which may or may not be performance-based.

“Stock Option” or “Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means any Award pursuant to which a grantee may receive shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by either the Board or the Committee, as specifically designated by the Board (the “Administrator”).

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(1)	to select the individuals to whom Awards may from time to time be granted

(2)	to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more grantees;

(3)	to determine the number of shares of Stock to be covered by any Award;

(4)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(5)	to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(6)	subject to the provisions of Section 5(d), to extend at any time the period in which Stock Options may be exercised; and

(7)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) of the Plan; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(d) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to an officer (including the chief executive officer) of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or are not Covered

Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(e) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. Subject to adjustment in accordance with the provisions of Section 3(b), the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,744,000 shares. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the maximum number of Incentive Stock Options that may be issued under the Plan, (iii) the number of Stock Options that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iv) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (v) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (vi) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive in the absence of manifest error. No adjustment will be made to a Stock Option if it would constitute a modification, extension, renewal, substitution or other change of the Stock Option such that the Stock Option becomes, or would become, subject to Section 409A. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Changes in Accounting Practices. The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of a Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option such that the Option becomes treated as “nonqualified deferred compensation” subject to Section 409A.

(d) Consolidations, Mergers or Sales of Assets or Stock. Except as otherwise set forth in the Plan, if the Company is to be consolidated with or acquired by another person or entity in a merger, sale of all or substantially all of the Company’s assets or stock or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to outstanding Awards or shares acquired upon exercise of any Award, take one or more of the following actions: (i) make appropriate provision for the continuation of such Award by substituting on an equitable basis for the shares then subject to such Award the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; (ii) accelerate the date of exercise of such Award or of any installment of any such Award; (iii) terminate all Awards in exchange for a cash payment equal to the excess of the fair market value of the shares (which fair market value will not be less than the consideration payable for the shares in the Acquisition) subject to such Award (to the extent then exercisable) over the exercise price thereof; or (iv) in the event of a stock sale, require that the grantee sell to the purchaser to whom such stock sale is to be made, all shares previously issued to such grantee upon exercise of any Award, at a price equal to the portion of the net consideration from such sale which is attributable to such shares.

(e) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by officers, employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation or affiliate thereof with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation or affiliate thereof. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances, provided that the aggregate value of the substitute award, considering all tax consequences, is not less than the value of the award that is being replaced. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such officers, full or part-time employees, directors and key persons (including consultants) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a) Generally. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. The grant of a Stock Option is contingent on the grantee executing a Stock Option Agreement.

(b) Grants of Stock Options. Stock Options granted pursuant to this Section shall be subject to the terms and conditions contained in the Plan as well as such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem advisable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(c) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section shall be determined by the Administrator at the time of grant.

(d) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five (5) years from the date of grant.

(e) Exercisability; Time of Vesting; Number of Options. Stock Options shall become exercisable only with respect to shares which have vested. The number of Stock Options awarded to an optionee and its applicable vesting schedule shall be as determined by the Administrator.

(f) Rights as a Stockholder. A grantee awarded Stock Options shall have no rights as a stockholder of the Company unless and until the grantee exercises all or some portion of the Stock Option and then only with respect to the stock issued.

SECTION 6.	METHOD OF EXERCISE OF STOCK OPTIONS

(a) Manner of Payment. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Award agreement:

(1)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(2)	Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under SFAS 123R, Share Based Payment, or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six months; or

(3)	By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

(b) Payment Subject to Collection. Payment instruments will be received subject to collection. The transfer to the optionee of the records of the Company or to the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option or Award will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option or Award) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option or Award shall be net of the number of shares attested to.

(c) Incentive Stock Option Limitation. In the case of a grant of Stock Options, to the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000.00). To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 7.	STOCK AWARDS

(a) Restricted Stock Awards.

(1)	The Restricted Stock Awards shall be subject to such restrictions as shall be determined by the Administrator and specifically set forth in a Stock Award Agreement. Such restrictions, terms and conditions may differ among individual awards and grantees. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing a Stock Award Agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(2)	Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any purchase price, if applicable, a grantee shall have all of the rights of a stockholder with respect to the Restricted Stock, including the right to receive dividends and distributions and to vote the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. The grantee will receive any dividends or other distributions when they are paid to other stockholders generally. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock is vested as provided in Section 7(a)(3) below; and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(a)(3) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe. Promptly after vesting of the Restricted Stock, the Company shall remove the foregoing notations on its records or deliver to the grantee the certificates evidencing his or her Restricted Stock.

(3)	The number of shares of Restricted Stock awarded to a grantee hereunder, any restrictions with respect to such Award, and any applicable vesting schedule shall be as determined by the Administrator.

(4)	The Administrator may, in its sole discretion, grant a Restricted Stock Award to a grantee that is based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

(b) Unrestricted Stock Awards. The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions under the Plan or any Stock Award Agreement. The grant of an Unrestricted Stock Award is contingent on the grantee executing a Stock Award Agreement. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

(c) Deferred Stock Awards.

(1)	The grant of a Deferred Stock Award is contingent on the grantee executing a Stock Award Agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(2)	The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(3)	During the deferral period, a grantee shall have no rights as a stockholder.

(4)	The number of shares of Deferred Stock awarded to a grantee hereunder and its applicable vesting schedule and deferral period shall be as determined by the Administrator in its sole discretion and shall be set forth in the Stock Award Agreement.

(d) Performance-Based Awards to Covered Employees. Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(1)

The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) net sales, gross margin, operating income, cash flow, funds from operations or similar measures; (iv) total stockholder return; (v) changes in the market price of the Stock; (vi) sales or market share; (vii) earnings per share, (viii) status of clinical studies and other regulatory approvals and milestones, (ix) manufacturing developments and/or progress, (x) achievement of sales milestones, and (xi) other operational objectives of the Company.

(2)	With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first ninety (90) days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(3)	Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle has been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

SECTION 8.	TRANSFERABILITY OF AWARDS

(a) Board Approval. Following the review and presentation by the Committee, any Award granted hereunder shall require Board approval.

(b) Transferability. Except as otherwise provided herein, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity, and no Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the shares of Common Stock issued upon exercise or conversion of any award and upon the expiration of any restrictions or vesting periods may be assigned or transferred in compliance with the Act. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(c) Committee Action. Notwithstanding Section 8(b), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards to his or her immediate Family Members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 9.	TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 10.	TERMINATION OF EMPLOYMENT PRIOR TO VESTING

(a) Termination for Misconduct. Except as may otherwise be provided herein or in the Agreement granting the Award, any portion of an unvested Option or Award outstanding upon the optionee’s or grantee’s resignation or termination of employment (or other service relationship) for Misconduct with the Company and its Subsidiaries shall terminate immediately and be of no further force and effect.

(b) Termination Other Than for Misconduct. If the optionee’s or grantee’s employment (or other service relationship) with the Company terminates for any reason other than as set forth in Section 10(a) above, and unless otherwise determined by the Administrator, any portion of the Option or Award outstanding on such date shall become immediately exercisable in full; provided, however, that:

(1)	if the optionee’s or grantee’s employment (or other service relationship) terminates by reason of his or her death, any portion of the Option or Award outstanding on such date shall, regardless of whether the Option or Award has fully vested in accordance with the terms hereof or the Agreement become fully exercisable and may thereafter be exercised by the optionee’s or grantee’s legal representative or legatee for a period of ninety (90) days from the date of death or until the Expiration Date, if earlier;

(2)	if the optionee’s or grantee’s employment (or other service relationship) terminates by reason of his or her grantee’s disability (as determined by the Administrator), any portion of the Option or Award outstanding on such date shall, regardless of whether the Option or Award has fully vested in accordance with the terms hereof or the Agreement, become fully exercisable and may thereafter be exercised by the optionee or grantee for a period of ninety (90) days from the date of termination or until the Expiration Date, if earlier. The death of the optionee or grantee during the 90 day period provided in this Section shall extend such period for another ninety (90) days from the date of death or until the Expiration Date, if earlier; and

(3)	if the optionee’s or grantee’s employment (or other service relationship) terminates for any other reason, any portion of the Award Outstanding on such date shall, regardless of whether the Option or Award has fully vested in accordance with the terms hereof, become fully exercisable and may thereafter be exercised for a period ninety (90) days from the date of termination.

(c) Binding Nature. The Administrator’s determination of the reason for termination of the optionee’s or grantee’s employment shall be conclusive and binding on the optionee or grantee and his or her representatives or legatees.

SECTION 11.	CHANGE IN CONTROL

In the event of a Change of Control, then: (i) any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change of Control, shall become immediately vested and exercisable,) subject to applicable restrictions set forth in Section 16(a); (ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to a Stock Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change of Control, except to the extent of any waiver by the holder and subject to applicable restrictions set forth in Section 16(a) hereof; and (iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Administrator may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change of Control.

SECTION 12.	ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A

In the event any Stock Option under the Plan is granted with an exercise price of less than one hundred percent (100%) of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a) Exercise and Distribution. Except as provided in Section 12(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(1)	A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

(2)	Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 12(a)(ii) may not be made before the date that is six (6) months after the date of separation from service.

(3)	The date of death of the 409A Award grantee.

(4)	The date the 409A Award grantee becomes disabled (within the meaning of Section 12(c)(ii) hereof).

(5)	The occurrence of an unforeseeable emergency (within the meaning of Section 12(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(6)	The occurrence of a Change in Control Event (within the meaning of Section 12(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within twelve (12) months of the Change in Control Event.

(b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 12(a) hereof, except in the case of one of the following events:

(1)	The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code);

(2)	The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code); and

(3)	The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within twelve (12) months of the Change in Control Event and cancel the 409A Award for compensation.

(c) Definitions. Solely for purposes of this Section and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(1)	“Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Section 1.409A-3(i)(5) of the proposed regulations promulgated under Section 409A by the Department of the Treasury on April 17, 2007 or any subsequent guidance).

(2)	“Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.

(3)	“Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, the grantee’s beneficiary, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 13.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(1)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(2)	an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 14.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants without stockholder approval. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan; (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan; or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 15.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 16.	GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any optionee any right to continued employment for other service relationship with the Company or any Subsidiary. Neither the Plan nor any agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment (or other service relationship) of the Optionee at any time.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

SECTION 17.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. No grants of Awards may be made hereunder after the tenth (10th) anniversary of the Effective Date.

SECTION 18.	GOVERNING LAW

This Plan and all Awards and actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.